Exhibit 3.1W

CERTIFICATE OF AMENDMENT OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ALAUNOS THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Alaunos Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.
A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Second Amended and Restated Certificate of Incorporation and declaring the advisability of this Amendment of the Second Amended and Restated Certificate of Incorporation, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED: that the first paragraph of section four of the Second Amended and Restated Certificate of Incorporation of the Corporation be and it hereby is, deleted in its entirety and the following paragraph is inserted in lieu thereof:

“4. Number of Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Eighty Million (80,000,000) shares consisting of: Fifty Million (50,000,000) shares of common stock, $0.001 par value per share (“Common Stock”); and Thirty Million (30,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”).”

2.
This Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 12th day of June, 2024.

ALAUNOS THERAPEUTICS, INC.

/s/ Dale Curtis Hogue, Jr.

Name: Dale Curtis Hogue, Jr.

Title: Interim Chief Executive Officer